UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 1, 2013

Alteva, Inc.

(Exact name of registrant as specified in its charter)

New York	1-35724	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Market Street, Philadelphia, PA	19106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  877-258-3722

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 01, 2013 Alteva, Inc. (the “Company”), appointed Brian J. Kelley and Edward J. Morea to its Board of Directors (the “Board”), effective November 1, 2013.  The appointments of Mr. Kelley and Mr. Morea will fill the existing vacancy on the Board, as well as a vacancy that will be created upon the previously disclosed retirement of Mr. Robert DeValentino from the Board in October 2013.  Both Mr. Kelly and Mr. Morea each will serve until the Company’s 2014 Annual Meeting of Shareholders, which the Company expects will be held in May 2014, or until their successor is duly elected and qualified.

Mr. Kelley, age 62, is the Chief Executive Officer at snom Technology, Inc., Woburn, Massachusetts, a leading global provider in designing, manufacturing and marketing VoIP communications equipment. Mr. Kelley also serves as an Executive Board Member for the German parent company snom Technology AG.  From 2008 to 2012 Mr. Kelley served on the Board of Directors of Tii Network Technologies, Inc., in Edgewood, New York, serving as Board Chairman beginning in 2010 and President and CEO beginning in 2011. Previously, Mr. Kelley was the President of TAMCO Technology, Tampa, Florida, a financial solutions-focused business management and development company, focusing on telecommunications asset management and financing solutions; was the President and Chief Executive Officer of Cognitronics Corporation, Danbury, Connecticut, a company that provided  central-office communications technology hardware and software solutions.  Mr. Kelley also held senior management positions with TIE Communications, Inc., Seymour, Connecticut, a publicly-traded diversified telecommunications services company.  Mr. Kelley holds a Bachelor of Arts degree in Economics from the University of New Hampshire and a Masters in Business Administration degree from the University of Connecticut.

Mr. Morea, age 52, is a Client Services Executive for Cisco Systems Inc., Moorestown, New Jersey, a worldwide leader that designs, manufactures, and sells Internet protocol (IP) based networking and other products related to the communications and information technology industries. Currently, Mr. Morea leads a team that focuses on Services Sales in the Cable/Multiple System Operator (“MSO”) segment.  From 2005 until recently, Mr. Morea was a Sales Director at Alcatel-Lucent Technologies, Murray Hill, New Jersey, a company that provides networking and communications technology, products, and services to service providers, enterprises, and governments worldwide. At Alcatel-Lucent, Mr. Morea successfully led the company into MSOs with Services Sales supporting projects such as Cell Site Backhaul, Wi-Fi Planning, Multi-Vendor Support, Design and Deployment Services, as well as Network Operations outsourcing.  Previously, Mr. Morea was Vice President of the Northeast for TechMahindra, South Plainfield, N.J., a global system integrator and business transformation consulting organization focused on the communications industry.  Mr. Morea has also held executive positions at Telcordia Technologies, Inc., Red Bank, New Jersey, a leading global provider of telecommunications network software,  and services for IP, wireline, wireless and cable; and Verizon, New York, New York, a global leader in delivering broadband and other wireless and wireline communications services. Mr. Morea holds a Bachelor degree in Electrical Engineering from Maritime College-State University of New York and a Masters in Business Administration degree in Finance from Fordham University.

There are no arrangements or understandings between Mr. Kelley, Mr. Morea and any other persons with respect to their appointments as a director.  There have been no transactions, nor are there any current proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Kelley, Mr. Morea, or any member of their respective immediate families, had, or will have, a direct or indirect material interest.

Mr. Kelley and Mr. Morea will receive equity and cash compensation in accordance with the Company’s previously adopted compensation arrangements for directors, as described under the heading “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 15, 2013.  Such description is incorporated herein by reference.

A press release announcing the appointment of Mr. Kelley and Mr. Morea is attached to this Current Report on Form 8-K as Exhibit No. 99.1.

Item 9.01                                           Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Alteva on August 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated August 7, 2013	By:	/s/ David Cuthbert
David Cuthbert President, Chief Executive Officer